UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
SEABRIGHT INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SeaBright Insurance Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of SeaBright Insurance Holdings, Inc. to be held on Tuesday, May 19, 2009, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, Washington 98101.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about April 16, 2009.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in SeaBright.

Sincerely,

John G. Pasqualetto
Chairman, President and Chief Executive Officer

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS	2
Proxy Materials	2
Voting Information	2
Stock Ownership Information	4
PROPOSALS TO BE VOTED ON	5
Proposal No. 1: Election of Directors	5
Proposal No. 2: Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2009	7
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
Board Composition	8
Communication with the Board of Directors	8
Board Committees	8
Compensation Committee Interlocks and Insider Participation	10
Corporate Governance Guidelines	10
Code of Ethics	10
EXECUTIVE OFFICERS AND KEY EMPLOYEES	11
EXECUTIVE COMPENSATION	13
Compensation Discussion and Analysis	13
Compensation Committee Report	19
Summary Compensation Table	20
Grants of Plan Based Awards	22
Employee Benefit Plans	24
Outstanding Equity Awards	27
Options Exercised and Restricted Stock Vested	28
Potential Payments Upon Termination or Change of Control	29
Equity Compensation Plan Information	35
DIRECTOR COMPENSATION	36
Summary of Director Compensation	36
Director Compensation	37
BENEFICIAL OWNERSHIP TABLE	39
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
AUDIT COMMITTEE DISCLOSURE	43
Principal Accounting Fees and Services	43
Report of the Audit Committee	44
OTHER MATTERS	45
Stockholder Proposals and Director Nominations	45
Cost of Solicitation	45

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of SeaBright Insurance Holdings, Inc. (“SeaBright” or the “Company”) will be held on Tuesday, May 19, 2009, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, Washington 98101, for the following purposes:

1. To elect as directors to the Board of Directors of the Company the seven nominees named in the attached proxy statement;

2. To ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on March 24, 2009, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 19, 2009: The Proxy Statement and 2008 Annual Report on Form 10-K are available in the Investor Relations section of our website at www.sbic.com.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 8:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the annual meeting of stockholders where you may vote in person can be obtained by contacting our Investor Relations department at 206-269-8500.

By Order of the Board of Directors,

/s/  D. Drue Wax
D. Drue Wax
Senior Vice President, General Counsel and
Secretary
Seattle, Washington

April 16, 2009

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

SeaBright is soliciting proxies for the 2009 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of SeaBright common stock on March 24, 2009, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, SeaBright’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for the 2008 fiscal year and other required information.

Will I receive a copy of SeaBright’s annual report?

A copy of our 2008 Annual Report on Form 10-K and a letter from John G. Pasqualetto, our Chairman, President and Chief Executive Officer, are enclosed.

Stockholders may request another free copy of our 2008 Annual Report on Form 10-K from:

SeaBright Insurance Holdings, Inc.
Attn: Investor Relations
1501 4th Avenue, Suite 2600
Seattle, Washington 98101
(206) 269-8500

Alternatively, stockholders can access the 2008 Annual Report on Form 10-K and other financial information in the Investor Relations section of SeaBright’s web site at www.sbic.com. SeaBright will also furnish any exhibit to the 2008 Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see “Proposals to be Voted On — Proposal No. 1: Election of Directors”).

•	Ratification of the Audit Committee’s appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2009 (see “Proposals to be Voted On — Proposal No. 2: Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2009”).

How does the Board of Directors recommend that I vote?

SeaBright’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of our independent registered public accounting firm for the 2009 fiscal year.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent at the close of business on March 24, 2009), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to the Secretary of SeaBright at the address on the cover of this proxy statement;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of SeaBright common stock that you owned on March 24, 2009.

How many shares are entitled to vote?

There were 21,354,613 shares of SeaBright common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under SeaBright’s Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•	The seven nominees for director who receive the highest number of votes at the annual meeting will be elected.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”

If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors or any other items of business because they are not counted or deemed to be represented for determining whether stockholders have approved the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most SeaBright stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with SeaBright’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by SeaBright. As the stockholder of record, you have the right to grant your voting proxy directly to SeaBright or to a third party, or to vote in person at the meeting. SeaBright has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for SeaBright’s transfer agent?

Please contact Computershare at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.
c/o Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078
(781) 575-3120

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are seven nominees for election to our Board of Directors this year. Messrs. Pasqualetto and Chung have served on our Board of Directors since 2003. Messrs. Feldman, Josephson and Morvis have served on our Board of Directors since 2004. Mr. Edwards has served on our Board of Directors since 2006 and Mr. Rice has served on our Board of Directors since 2007. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the seven persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to SeaBright that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, John G. Pasqualetto (our Chairman, President and Chief Executive Officer), Robert P. Cuthbert (our Senior Vice President, Chief Financial Officer and Assistant Secretary) and D. Drue Wax (our Senior Vice President, General Counsel and Secretary), will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The seven persons receiving the highest number of “FOR” votes represented by shares of SeaBright common stock present in person or represented by proxy at the annual meeting will be elected.

John G. Pasqualetto Director since 2003 Age 66	Mr. Pasqualetto has served as the Chairman of our Board of Directors since September 2004 and as our President and Chief Executive Officer and one of our directors since July 2003. In addition, he has served as Chairman of the Board of Directors, President and Chief Executive Officer of our insurance company subsidiary, SeaBright Insurance Company, since September 2003. He was formerly President and Chief Executive Officer of Eagle Pacific Insurance Company and Pacific Eagle Insurance Company (the “Eagle Entities”), President of Kemper Employers Group and Senior Vice President of the Kemper insurance companies, holding these positions concurrently after joining Kemper in 1998. Mr. Pasqualetto’s prior experience includes serving as President of American International Group’s (“AIG”) workers’ compensation specialty group, co-founding Great States Insurance Company, a California-based specialty workers’ compensation company, and holding executive positions with Argonaut Insurance Company and the State Compensation Insurance Fund of California. Mr. Pasqualetto has a B.A. from California State University at Northridge.

Peter Y. Chung Director since 2003 Age 41	Mr. Chung has served as a director since June 2003. Mr. Chung is a Managing Director of Summit Partners, L.P., a private equity and venture capital firm, where he has been employed since August 1994. Mr. Chung also serves as a director of NightHawk Radiology Holdings, Inc., a provider of teleradiology services, and several privately held companies. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since September 2003. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University.

Joseph A. Edwards Director since 2006 Age 58	Mr. Edwards has served as a director since November 2006. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2006. He has been a workers’ compensation consultant since 1991. Mr. Edwards administers workers’ compensation self-insured trusts in the State of Maine and is a consultant for the American Insurance Association. He also is the Executive Director of the Greater Portland Five Trust. From 1987 to 1991, Mr. Edwards was Superintendent of Insurance for the State of Maine. Mr. Edwards holds a J.D. degree from Yale Law School and an S.B. degree from the Massachusetts Institute of Technology.

William M. Feldman Director since 2004 Age 55	Mr. Feldman has served as a director since November 2004. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2004. Mr. Feldman is the co-owner, Chairman and Chief Executive Officer of Feldman, Ingardona & Co., a registered investment advisor and securities broker/dealer that provides asset management and investment advisory services to high net worth families and institutions. He has held these positions since organizing the company in 1997. Mr. Feldman received a B.S. in Accountancy from the University of Illinois, Urbana, and is a member of the American Institute of Certified Public Accountants.

Mural R. Josephson Director since 2004 Age 60	Mr. Josephson has served as a director since July 2004. Following his retirement as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (“LMC”) and as an officer and director of certain affiliated entities including the Eagle Entities, Kemper Employers Insurance Company and PointSure Insurance Services, Inc. in October 2002, where he served for approximately four years, Mr. Josephson has served as a consultant to various financial institutions. Prior to his role at LMC, Mr. Josephson retired as a partner at KPMG LLP after 28 years at the firm. Mr. Josephson also serves as a director of HealthMarkets, Inc., a provider of health, life and related insurance products to the self-employed, individual and student insurance markets, and Argo Group International Holdings, Ltd., which specializes in property and casualty insurance and reinsurance. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants.

George M. Morvis Director since 2004 Age 68	Mr. Morvis has served as a director since July 2004. Mr. Morvis is the founder, President and Chief Executive Officer of Financial Shares Corporation, a Chicago-based strategic consulting firm that works with financial services companies worldwide to build stockholder value through strategic marketing planning, business assessment, business intelligence, research and financial communications. He serves on the boards of directors of two privately held companies and has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Morvis is a past chairman and current board member of the Illinois Council on Economic Education and a past president of the University of Illinois Alumni Association. Mr. Morvis received a B.S. degree from the University of Illinois, Urbana, an M.B.A. from The George Washington University, Washington, DC, and is a graduate of the Harvard Business School owner-president management program.
Michael D. Rice Director since 2007 Age 66	Mr. Rice has served as a director since September 2007. In addition, he has served as a director of our insurance company subsidiary since September 2007. Mr. Rice is retired following a career spanning over 40 years with the Aon Corporation and its predecessor companies. He was most recently Executive Vice President at Aon and served prior to that as CEO of several subsidiaries specializing in national distribution of insurance products via independent brokers, wholesale brokerage, managing general underwriters and direct marketing. Mr. Rice presently serves as Regent Emeritus and Chairman of the Ten Year Plan Committee for Loras College, Dubuque, Iowa.

Proposal No. 2: Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2009

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit SeaBright’s consolidated financial statements for the fiscal year ending December 31, 2009. During fiscal year 2008, KPMG LLP served as SeaBright’s independent registered public accounting firm and also provided certain tax and other audit-related services to us. See “Audit Committee Disclosure — Principal Accounting Fees and Services.” Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent registered public accounting firms. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year.

Our Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2009. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2009 requires the affirmative vote of a majority of the shares of SeaBright common stock present in person or represented by proxy at the annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors may be filled only by the Board of Directors. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

For a director to be considered independent under Rule 303A.02 of the New York Stock Exchange (“NYSE”) listing standards, the Board must affirmatively determine that a director has no material relationship with us. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NYSE listing standards. Based upon the information submitted by each director, the independence standards set forth in the NYSE rules and all other relevant facts and circumstances, the Board has determined that each of the directors, with the exception of Mr. Pasqualetto, is an “independent” director, as independence is defined in Rule 303A.02 of the NYSE listing standards. In making this determination, the Board of Directors considered the fact that Mr. Josephson is on the board of directors of Argo Group International Holdings, Ltd., which owns Argonaut Insurance Company, from which we had a recoverable at December 31, 2008 of approximately $1.7 million pursuant to an agreement that was put in place prior to the time that Mr. Josephson served on the board of either company, and the Board found that this relationship is not material to Mr. Josephson’s service as a director and did not impair his independence.

Our Board of Directors met 10 times in 2008. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2008, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. Directors are encouraged to attend the annual meeting of stockholders and in 2008 all of the directors attended the annual meeting.

In accordance with the NYSE rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. It is the policy of the Board that our non-management directors meet regularly in executive session in connection with regularly scheduled Board meetings and at such other times as they deem necessary. The position of presiding director of any such executive session is held for six months by each independent director and rotates among the independent directors in alphabetical order based on last name.

Communication with the Board of Directors

Stockholders may communicate with the Board, the Audit Committee or the non-management directors, individually or as a group, by directing communications to the Secretary at the following address: SeaBright Insurance Holdings, Inc., 1501 4th Avenue, Suite 2600, Seattle, Washington 98101. The communication should prominently indicate on the outside of the envelope that the communication is intended for the Board, for the Audit Committee or for individual directors. In accordance with instructions from the Board, the Secretary will review all communications, will organize the communications for review by the Board, the Audit Committee or individual directors and will promptly forward communications (other than communications unrelated to the operation of the company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board, the Audit Committee or individual directors. In addition, employees may communicate confidentially any concerns related to our accounting or auditing matters or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-SeaBright personnel and all calls are communicated to the Chairman of the Audit Committee, the Secretary and the Assistant Vice President of Internal Audit. Any complaints regarding accounting or auditing matters are forwarded directly to the Chairman of the Audit Committee.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three or four persons. All of the members of our Audit

Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” as defined by NYSE rules and all of the members of the Audit Committee are independent under the heightened independence standards for Audit Committee members under the NYSE rules and the rules of the U.S. Securities and Exchange Commission (“SEC”).

Audit Committee

The Audit Committee is comprised of Messrs. Josephson (Chairman), Feldman and Morvis. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our independent registered public accounting firm. Our Audit Committee, among other things:

•	has sole responsibility to retain and terminate our independent registered public accounting firm;

•	pre-approves all audit and non-audit services performed by our independent registered public accounting firm and the fees and terms of each engagement; and

•	reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Mural R. Josephson meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee, as amended on February 18, 2009, is available in the Investor Relations section of our website at www.sbic.com and is available, without charge, in print to any stockholder who requests it.

Compensation Committee

The Compensation Committee is comprised of Messrs. Chung (Chairman), Feldman, Josephson and Rice. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. Certain of our executive officers, including the Chief Executive Officer and the Secretary, may from time to time attend Compensation Committee meetings when executive compensation is discussed and evaluated by Compensation Committee members. Each year, the Compensation Committee receives from the Chief Executive Officer recommendations on compensation for executive officers other than the Chief Executive Officer, but the Compensation Committee retains full discretion in determining executive officer compensation. The Compensation Committee has the authority to retain and terminate legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties.

In February 2008, the Compensation Committee retained Mercer (US) Inc., a nationally recognized consulting firm, to assist with a comprehensive review of our compensation programs.

The charter of the Compensation Committee, as amended on February 18, 2009, is available in the Investor Relations section of our website at www.sbic.com and is available, without charge, in print to any stockholder who requests it.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Morvis (Chairman), Chung, Edwards and Rice. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters —

Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as directors of SeaBright, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee considers the person’s judgment, skills, experience, age, independence, understanding of SeaBright’s business or other related industries as well as the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

SeaBright has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee, as amended on February 18, 2009, is available in the Investor Relations section of our website at www.sbic.com and is available, without charge, in print to any stockholder who requests it.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2008:

Nominating
and Corporate
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Peter Y. Chung		Chairman	Member
Joseph A. Edwards			Member
William M. Feldman	Member	Member
Mural R. Josephson	Chairman	Member
George M. Morvis	Member		Chairman
Michael D. Rice		Member	Member
Number of meetings in 2008	9	8	4

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance Guidelines

On November 6, 2008, we transferred the listing of our common stock from the NASDAQ Global Select Market to the New York Stock Exchange. We intend to adopt corporate governance guidelines in accordance with the New York Stock Exchange’s corporate governance listing standards by the first anniversary of the listing of our common stock on the New York Stock Exchange. When adopted, we plan to make the Corporate Governance Guidelines available in the Investor Relations section of our website at www.sbic.com and available, without charge, in print to any stockholder who requests them.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.sbic.com and is available, without charge, in print to any stockholder who requests it. Any such request should be directed to SeaBright Insurance Holdings, Inc., 1501 4th Avenue, Suite 2600, Seattle, Washington 98101, Attn: Secretary. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning our executive officers and key employees. Executive officers serve at the request of the Board of Directors.

Name	Age	Positions

John G. Pasqualetto	66	Chairman, President and Chief Executive Officer
Richard J. Gergasko	50	Executive Vice President — Operations
Robert P. Cuthbert	61	Senior Vice President, Chief Financial Officer and Assistant Secretary
Marc B. Miller, M.D.	52	Senior Vice President and Chief Medical Officer
Richard W. Seelinger	49	Senior Vice President — Policyholder Services
Jeffrey C. Wanamaker	42	Senior Vice President — Underwriting
D. Drue Wax	58	Senior Vice President, General Counsel and Secretary
M. Philip Romney	54	Vice President, Finance, Principal Accounting Officer and Assistant Secretary
James L. Borland, III	47	Vice President and Chief Information Officer
Craig A. Pankow	49	President — PointSure Insurance Services, Inc.

Set forth below is information concerning our executive officers who are not directors.

Richard J. Gergasko has served as our Executive Vice President — Operations since July 2003. He also served in this capacity and as the head of underwriting and research and development at the Eagle Entities from May 1999 until September 2003. Prior to joining the Eagle Entities, Mr. Gergasko held a variety of positions in the insurance industry, including Underwriting Vice President of AIG’s workers’ compensation specialty group, as well as various actuarial positions at Crum and Forster, William M. Mercer, Inc. and MBA, Inc. Mr. Gergasko holds a B.A. in Statistics from Rutgers College, is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Robert P. Cuthbert has served as our Senior Vice President, Chief Financial Officer and Assistant Secretary since October 2008. From 2007 to 2008, Mr. Cuthbert served as Senior Vice President — Finance for Quanta U.S. Holdings, Inc., a provider of specialty insurance and reinsurance services and products. From 2000 to 2007, Mr. Cuthbert served as Chief Financial Officer of Wells Fargo Insurance Servicers, Inc., a national brokerage firm. Mr. Cuthbert holds a B.S. in Accounting from Fairleigh Dickinson University and is a licensed Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Marc B. Miller, M.D. has served as our Senior Vice President and Chief Medical Officer since August 2004 and as Chief Operating Officer of Total HealthCare Management, Inc., one of our wholly owned subsidiaries, since its acquisition in December 2007. Prior to 2004, Dr. Miller was a consultant for several businesses, including ExactCost, Inc., a healthcare cost analysis technology company, and MedLink HealthCare Networks, Inc., a diagnostic managed care organization. Dr. Miller holds a B.A. from Stanford University, an M.B.A. from Golden Gate University and an M.D. from Rush University.

Richard W. Seelinger has served as our Senior Vice President — Policyholder Services since July 2003. Mr. Seelinger has also served as Chief Executive Officer of Total HealthCare Management, Inc., one of our wholly owned subsidiaries, since its acquisition in December 2007. He served in a similar capacity with the Eagle Entities, which he joined in 2000. From 1985 through 1999, Mr. Seelinger held a series of executive positions of increasing responsibility at the Kemper insurance companies, including Worker’s Compensation Claims Officer. Mr. Seelinger holds a B.A. in History from Western Illinois University.

Jeffrey C. Wanamaker has served as our Senior Vice President — Underwriting since March 2006. From July 2003 through March 2006, Mr. Wanamaker served as our Vice President — Underwriting. He served as Vice President — Underwriting at the Eagle Entities, which he joined in May 1999. From 1989 to 1999, Mr. Wanamaker served in various executive capacities at Alaska National Insurance Company. Mr. Wanamaker holds Bachelor of

Business Administration degrees in Finance and Economics from the University of Alaska and has earned the Chartered Property Casualty Underwriter and Associate in Reinsurance professional designations.

D. Drue Wax has served as our Senior Vice President, General Counsel and Secretary since January 2005. Prior to that, she, through her law firm, represented us on various regulatory and corporate issues. From 1998 through March 2004, she served as senior counsel in the corporate legal department of the Kemper insurance companies, where her responsibilities involved regulatory and corporate work for the various Kemper corporations, including the Eagle Entities and Kemper Employers Insurance Company. Prior to 1998, Ms. Wax advised on insurance regulatory matters for Davidson, Goldstein, Mandell & Menkes, and was an associate in the Chicago office of Sidley & Austin. Ms. Wax received her J.D. from Chicago Kent College of Law, and her B.A. from Middlebury College.

M. Philip Romney has served as our Vice President, Finance and Principal Accounting Officer since November 2004 and as our Assistant Secretary since January 2005. From February 2000 until October 2004, Mr. Romney served as Director of Finance, Controller and Assistant Secretary for Eden Bioscience Corporation, a biotechnology company in Washington. Mr. Romney holds B.S. and MAcc. degrees from Brigham Young University, is a licensed Certified Public Accountant in the State of Washington and is a member of the American Institute of Certified Public Accountants and of the Washington Society of Certified Public Accountants.

Set forth below is information concerning our key employees.

James L. Borland, III has served as our Vice President and Chief Information Officer since November 2003. He served in the same capacity with the Eagle Entities, which he joined in 2000. Prior to that, Mr. Borland served as the principal network analyst for PacifiCare Health Systems. Mr. Borland holds a B.S. in Business Management from Pepperdine University.

Craig A. Pankow has served as the President of PointSure Insurance Services, Inc., one of our wholly-owned subsidiaries, since May 2007, and as President of Black/White and Associates of Nevada, PointSure’s wholly owned subsidiary, since its acquisition in July 2008. From 2005 until May 2007, Mr. Pankow served as Executive Vice President of PointSure with responsibilities for business development. Prior to joining PointSure, Mr. Pankow was the Western Region Marketing Officer for Willis of North America. Mr. Pankow has more than 25 years of insurance industry experience. He holds a Bachelor of Science degree in Business Administration and an M.B.A. degree from City University. He also has earned the Associates in Risk Management professional designation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the compensation program in place for our principal executive officer, all individuals serving as our principal financial officer or acting in a similar capacity during the last completed fiscal year, and the three most highly-compensated executive officers other than the principal executive officer and principal financial officers for 2008. We refer to these seven individuals as Named Executive Officers (“NEOs”). This section also includes information regarding, among other things, the overall objectives of our compensation program and a description of each element of our executive compensation program.

The Compensation Committee of our Board of Directors (referred to in this section as the “Committee”) oversees our executive compensation program and determines the compensation for our NEOs other than the Chief Executive Officer (“CEO”). For our CEO, the Committee develops a compensation recommendation for approval by the independent members of our Board of Directors (the “Board”). The compensation of Robert P. Cuthbert, our Chief Financial Officer (“CFO”) hired in 2008, was determined in part by a search committee consisting of two members of the Committee and another independent director who were responsible for administering the search for our new CFO. The Committee acts pursuant to a charter that has been approved by our Board.

Objectives and Design of Our Compensation Program

The compensation program for our NEOs is designed to attract, retain and reward talented executives in a manner which aligns their short- and long-term interests with those of our stockholders. We believe that the compensation program should offer compensation that is competitive and equitable and provides an effective balance between fixed components and variable short-term and long-term components. SeaBright is a growth-oriented company that operates in a dynamic competitive environment. As we develop compensation programs for our NEOs, we plan to maintain an emphasis on goal alignment with our stockholders, a balance of short- and long-term incentives, and flexibility in the structure of the programs so that they may evolve with our continued development. To attain these goals, we utilize components that have a clearly determinable value: (i) base salary, which is fixed, and (ii) cash bonuses and equity-based compensation (in the form of restricted stock and stock option grants), both of which are variable.

The total compensation package is designed to: (a) reward each NEO for the achievement of company and individual performance goals and objectives and (b) be competitive with total compensation for comparable positions within similar companies. Our compensation program is organized around the following three fundamental principles:

(1) Total compensation should be determined by the performance of both the company and the individual;

(2) Equity-based compensation should represent a meaningful portion of total NEO compensation; and

(3) Our NEO compensation program should be designed to enable us to attract and retain the most talented executives in our industry, and to align the interests of these executives with those of our stockholders.

Performance-Based Compensation.  Our compensation program is designed to create incentives for our NEOs to build long-term stockholder value. We create incentives by providing variable compensation that is linked to company and individual performance. One of the principal components of performance, as we view it, is the achievement of results that we believe will lead to increased long-term stockholder value. If we and/or an individual fail to meet minimum threshold levels of performance, that individual will not earn any variable compensation. Our variable compensation includes short-term compensation under the 2008 Bonus Plan and long-term compensation under our Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Equity Plan”). The Committee believes that at-risk variable compensation (including short-term bonus compensation and long-term equity-based compensation) should consistently represent a majority of any year’s total compensation at plan for the CEO and the NEOs. In 2008, the Committee set target cash bonuses under our 2008 Bonus Plan at a level that placed 39% of our CEO’s annual cash compensation package at risk and approximately 32%, on average, of our other NEOs’ annual cash compensation packages at risk. While actual proportions will vary from year to year, these annual cash bonuses and long-term equity-based compensation together equal total at-risk variable compensation and will typically represent greater than 50% of total compensation if plan targets are achieved.

Equity-Based Compensation.  The Committee believes that a meaningful portion of total compensation should be delivered in the form of equity awards in order to align the NEOs’ incentives with those of our stockholders and to reinforce the ownership culture within our leadership. These equity awards are intended to focus the NEOs on the achievement of both the annual and long-term financial performance objectives of SeaBright by linking the ultimate compensation realized by the NEOs directly to the price of our common stock over time. In 2008, NEOs received equity compensation in the form of restricted stock and stock option grants. We do not currently maintain specific stock ownership guidelines for our executive officers.

Ability to Attract and Retain Executive Talent.  We believe our stockholders’ long-term interests are addressed in part by our ability to attract and retain the most talented executives in the workers’ compensation insurance industry and related fields. In furtherance of this belief, the Committee seeks to create a compensation package for each NEO that delivers total compensation at plan that is better than the average of the total compensation for the same role delivered by comparable companies with which we compete for executive talent. The Committee believes that offering competitive compensation packages with significant long-term compensation components enhances our ability to retain existing executive talent, and, when necessary, to attract new executive talent from the external marketplace.

Compensation Process and Methodology

Each year, the CEO delivers to the Committee his compensation recommendations for each NEO (other than the CEO). While considering these recommendations carefully, the Committee retains full discretion in determining NEO compensation. The Committee evaluates the compensation packages for our NEOs annually. In February 2008, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a nationally recognized consulting firm, to analyze our compensation program, the design of each program element, and the Committee’s processes in comparison with peer group and larger companies in our industry. To ensure that our NEO compensation is competitive with current market levels, we compare our compensation to that of a group of peer companies with businesses similar to ours and with which we may compete for executive talent. In 2008, the Committee and Mercer identified the following companies as our comparable companies for this purpose: Affirmative Insurance Holdings, Inc., AMCOMP Incorporated, AMERISAFE, Inc., Baldwin & Lyons, Inc., Donegal Group, Inc., EMC Insurance Group, Inc., James River Group, Inc., Meadowbrook Insurance Group, Inc., National Interstate Corporation, PMA Capital Corporation, ProCentury Corporation, and Tower Group, Inc. (the “Comparable Company Group”). We also reviewed executive compensation information for Argo Group International Holdings, Ltd. and Zenith National Insurance Corp., but did not include them in the Comparable Company Group for benchmarking purposes because of their relative size. The Committee regularly reviews the Comparable Company Group for relevance and adjusts its composition as necessary. Although we consider compensation data for the Comparable Company Group when establishing total compensation, we do not target a percentile rank for total compensation within the Comparable Company Group data set. Instead, we use the data as a guide in determining the appropriate levels of each form of compensation and the total level of compensation for each executive.

The Elements of Our Compensation Program

Our executive compensation program for 2008 consisted of the following components:

•	Base salary;

•	Cash bonuses under our 2008 Bonus Plan; and

•	Restricted stock grants and stock option grants under our 2005 Equity Plan.

Base Salary.  The first element of our compensation program for NEOs in 2008 was an annual base salary. The Committee believes it is appropriate that a portion of each NEO’s compensation be provided in a form that is fixed, liquid and paid regularly over the course of the year. The Committee sets base salary for NEOs in the first fiscal quarter of each year based on the experience of the individual NEO as well as market salary levels for similar positions within the Comparable Company Group. In each case, the Committee takes into account the executive’s skills, performance level and overall contribution to our company, potential for future development, scope of responsibilities of the position, the expertise and experience required for the position, the period of time over which the executive has performed these responsibilities, his or her anticipated contribution to our financial performance, current economic and market factors relating to our ability to attract and retain top leadership talent, our recent financial performance and internal pay equity. The determination of base salaries, and any adjustment thereto, is strictly discretionary and non-formulaic. Any adjustment to base salaries typically takes effect on April 1st of each year.

On March 27, 2008, we increased the base salaries of all of our NEOs. These base salary adjustments, which became effective on April 1, 2008, are set forth below:

	Annual Base	Percentage
Name	Salary	Increase

John G. Pasqualetto	$550,000	10.0%
Richard J. Gergasko	342,000	6.2%
Joseph S. De Vita	309,000	4.7%
Richard W. Seelinger	255,000	7.9%
Jeffrey C. Wanamaker	250,000	12.3%
M. Philip Romney	196,000	4.5%

The Committee approved these adjustments to base salaries based on the factors cited above. No particular weight is assigned to any of these factors. When reviewing our CEO’s annual base salary, the Committee considered current market factors, including the median of base salaries of chief executive officers in the Comparable Company Group. The Committee also evaluated Mr. Pasqualetto’s previous industry experience, his individual contribution to the Company’s performance and his responsibility as CEO for overall Company performance. Finally, the Committee considered our combined ratio performance when compared to our industry peers. After considering all of the aforementioned factors, the Committee approved a 10.0% increase in Mr. Pasqualetto’s annual base salary as set forth above. Reviewing the annual base salary for Mr. Wanamaker, our Senior Vice President — Underwriting, the Committee considered each of the foregoing factors and the underwriting profitability of our book of business. After this review, the Committee approved a 12.3% increase to Mr. Wanamaker’s annual base salary.

On April 20, 2008, Joseph S. De Vita, our Senior Vice President and Chief Financial Officer, passed away unexpectedly. On October 13, 2008, the Board elected Robert P. Cuthbert to serve as our Senior Vice President, Chief Financial Officer and Assistant Secretary. Pursuant to Mr. Cuthbert’s employment offer letter, Mr. Cuthbert is entitled to an annual base salary of $350,000. Mr. Cuthbert’s salary was determined in a manner consistent with the approach discussed above, as well as consideration of his earnings history and his compensation at his prior employer. Mr. Cuthbert’s base salary also reflects 27 years of experience as a senior-level finance executive.

On March 27, 2009, the Committee approved increases in the annual base salaries for our executive officers other than our CEO. In general, the Committee recommended lower merit increases and higher bonus opportunities as a percentage of base salary in order to increase the proportion of variable, performance-based compensation for each NEO. On March 27, 2009, the Committee recommended to the Board that the CEO receive no increase in annual base salary (other than a reclassification of a $9,000 car allowance into base salary) combined with a higher target bonus percentage. The Board approved the Committee’s recommendation in a meeting of independent directors on March 27, 2009. The following table sets forth the new annual base salaries to be paid to the NEOs, effective as of April 1, 2009, as approved by the Committee and the Board in a meeting of independent directors on March 27, 2009.

Annual Base
Name	Salary

John G. Pasqualetto	$559,000
Robert P. Cuthbert	350,000
Richard J. Gergasko	350,000
Richard W. Seelinger	262,650
Jeffrey C. Wanamaker	257,500
M. Philip Romney	200,900

Cash bonuses under our 2008 Bonus Plan.  The second element of our compensation program for NEOs in 2008 was a cash bonus awarded under our 2008 Bonus Plan. The Committee develops the annual cash bonus opportunities for NEOs by considering, among other factors, cash bonuses paid to executives in the Comparable Company Group. These bonus opportunities are generally consistent with the bonus opportunities we have provided historically. The 2008 Bonus Plan rewarded NEOs for achievement of pre-determined companywide performance goals and individual objectives. We believe these cash bonuses contribute to an appropriate balance of short- and long-term incentives and motivate our NEOs to pursue specific objectives the Committee and Board believe are consistent with the overall goals and strategic direction of our company.

The companywide performance measure for the 2008 Bonus Plan was GAAP net income (adjusted to exclude capital gains and losses). The amount contributed to the bonus pool ranges from 0% to 200% of the target bonus pool amount, based upon the actual achievement of GAAP net income (excluding capital gains and losses). In calculating this performance measure, the Committee includes the impact of the bonus pool on earnings. We establish a bonus pool only if GAAP net income (excluding capital gains and losses) exceeds a threshold achievement level. If a bonus pool is established, it is then allocated to each participant based on several factors, including: the individual’s annual bonus award opportunity for the fiscal year; the performance of the individual’s business unit or department measured against pre-determined business unit or department goals; and the participant’s individual performance during the year, measured against selected individual personal achievement goals. The CEO’s individual goal in 2008 was achievement of the companywide GAAP net income target (excluding capital gains and losses). For the other NEOs, business unit or departmental quantitative goals and individual goals included planned premium goals, nationwide inforce loss ratios, corporate succession planning, management of an officer’s budget and the acquisition and implementation of new skills. Although actual performance measured against pre-determined goals is the key component in determining individual performance, the Committee may exercise discretion when determining whether an NEO’s individual goals have been attained.

On March 27, 2008, the Committee approved the target bonus opportunities, as a percentage of base salary, for the NEOs for 2008, with percentages of base salary for the NEOs ranging from 45% to 65% of base salary as set forth under “— Grants of Plan-Based Awards” below. In 2008, we increased the bonus opportunities for Messrs. Gergasko, Seelinger and Wanamaker from their historical levels to account for their individual performance in 2007, their long-term potential as executives and their increased responsibilities.

On February 20, 2008, the Committee approved a companywide performance threshold of $35.4 million in GAAP net income (adjusted to exclude capital gains and losses) for 2008 in order to establish any bonus pool, a companywide target of $41.7 million in GAAP net income (adjusted to exclude capital gains and losses) for 2008, at which 100% of the target bonus pool would be achieved, and a companywide maximum of $47.3 million in GAAP net income (adjusted to exclude capital gains and losses) for 2008, at which 200% of the target bonus pool would be achieved.

For 2008, we achieved GAAP net income, excluding capital gains and losses, of $39.2 million. The CEO prepared for the Committee’s consideration a recommendation of the bonus award for each NEO other than the CEO. These recommendations were based on data from our performance appraisal system that evaluated department and individual achievement as well as certain subjective factors. Our CEO participated in the Committee’s review of the other NEOs, while the Committee’s review of the CEO was conducted in executive session. On March 9, 2009, as set forth below, the Committee approved the payment of annual bonus awards under the 2008 Bonus Plan to the NEOs other than the CEO, and recommended to the Board a bonus award for our CEO, which the Board approved in a meeting of independent directors on March 9, 2009.

2008 Actual
Name	Bonus Award

John G. Pasqualetto	$209,625
Richard J. Gergasko	111,210
Richard W. Seelinger	67,584
Jeffrey C. Wanamaker	65,651
M. Philip Romney	69,806

On March 27, 2009, the Committee adopted the 2009 Bonus Plan (the “2009 Bonus Plan”) to provide an incentive to achieve or exceed the financial performance objectives in the Board-approved budget. Bonuses payable under the 2009 Bonus Plan are determined by our achievement of the following three performance metrics: GAAP net income adjusted to exclude capital gains and losses, weighted at 70%; direct premiums written adjusted to exclude assigned premiums, weighted at 10%; and combined ratio adjusted to exclude reserve additions and releases, weighted at 20%. Each performance metric can contribute between 0% and 200% of its corresponding weighting. For each metric, if actual performance is below a minimum level, there will be no bonus contribution. At the target performance level, each metric will contribute 100% of its assigned weighting. At or above the maximum performance level, each metric will contribute 200% of its assigned weighting. The specific calculation of the bonus contribution for each metric will be determined on a linear basis between a minimum achievement level, target and maximum. The 2009 Bonus Plan was designed by the Committee to further the objectives of SeaBright’s executive compensation program as described herein, including the alignment of management’s interests and objectives with those of our stockholders. The Committee also considered the incentive effect of weighting more of each NEO’s total compensation to variable, performance-based pay.

On March 27, 2009, the Committee approved the target bonus opportunities, as a percentage of base salary, for the NEOs for 2009, and companywide minimum, target and maximum performance levels for each performance metric under the 2009 Bonus Plan. The target bonus opportunities provided to each NEO under our 2009 Bonus Plan were set as a fixed percentage of that person’s base salary for 2009, with the percentages for the NEOs ranging from 40% to 100% of base salary as follows: John G. Pasqualetto — 100%; Richard J. Gergasko — 75%; Robert P. Cuthbert — 65%; Richard W. Seelinger — 55%; Jeffrey C. Wanamaker — 55% and M. Philip Romney — 40%. As discussed above, in conjunction with lower merit increases to base salaries, the Committee increased the bonus opportunities for Messrs. Pasqualetto, Gergasko, Cuthbert, Seelinger and Wanamaker from their prior-year levels to account for their individual performance in 2008, their long-term potential, and the increased responsibilities of the positions held by these NEOs as a result of the growth and complexity of our business, and to place more of their total compensation at risk as variable, performance-based pay.

Restricted Stock Grants and Stock Option Grants.  The third element of our compensation program for NEOs in 2008 was a restricted stock and stock option grant awarded under our 2005 Equity Plan. Grants of restricted stock and stock options under the 2005 Equity Plan reward NEOs for long-term increases in stockholder value. In 2008, such equity awards, delivered in the form of time-vesting restricted stock and stock options, represented a significant and meaningful percentage of NEO compensation. In addition to stock options, we grant shares of restricted stock for a number of reasons, including the retention effect of longer-term cliff vesting and lower levels of dilution for our stockholders in certain scenarios.

The Committee determines the level of equity awards granted to our NEOs primarily by considering our financial performance as measured by our calendar year GAAP net income (excluding capital gains and losses), return on equity, and on our growth in earned premium and book value. Based on recommendations from our CEO for the other NEOs, the Committee further considers several additional quantitative and qualitative factors in determining equity awards, including the level of equity awards for executives in the Comparable Company Group, performance of our operating subsidiaries and the performance of the departments supervised by each of our NEOs. The Committee then selects, in its judgment, the best balance between restricted stock awards and stock option awards. Because one of the goals of the compensation package is to retain executive talent, we grant equity awards that vest over a period of several years. We believe that this feature of our equity awards (i) creates an incentive for an NEO to remain with our company by deferring a significant amount of compensation over the vesting period and (ii) aligns the interests of the NEO with those of our stockholders by placing the ultimate level of compensation realized by the NEO at risk.

On March 27, 2008, the Committee approved grants of restricted stock and stock options to the NEOs as set forth under “— Grants of Plan-Based Awards” below. In making these awards, the Committee considered our overall performance, each NEO’s contribution to that performance, his or her individual performance during the year against predetermined performance objectives and his or her potential for future development. The Committee approved awards that represented an increase over 2007 awards after a review of each of the foregoing considerations. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in four equal annual installments over four years. Most of the stock options granted have been incentive stock options under Section 422 of the Internal Revenue Code. However, in 2008, approximately 45.3% of the stock options granted to our NEOs were nonqualified stock options. Shares of restricted stock granted to the NEOs vest on the third anniversary of the grant date.

On October 15, 2008, we granted 30,542 shares of restricted stock and options to purchase 7,636 shares of our common stock to Mr. Cuthbert in connection with the start of his employment with us. The grants were determined by reviewing market levels of equity compensation for the position of chief financial officer in the Comparable Company Group and past equity awards provided to other senior executives within our company, and were designed to provide Mr. Cuthbert a significant incentive to grow long-term stockholder value.

On March 27, 2009, pursuant to the 2005 Equity Plan, and as set forth below, the Committee approved grants of restricted stock and stock options to the NEOs, other than our CEO, and recommended to the Board grants of restricted stock and option awards for our CEO, which the Board approved in a meeting of independent directors on March 27, 2009.

	Restricted	Stock Option
Name	Stock Grants (#)	Grants (#)

John G. Pasqualetto	70,021	23,340
Richard J. Gergasko	36,979	12,326
Robert P. Cuthbert	8,350	2,783
Richard W. Seelinger	26,152	8,717
Jeffrey C. Wanamaker	29,363	9,788
M. Philip Romney	11,011	3,670

The Committee believes that its current compensation program for NEOs is appropriately balanced between short-term cash and long-term equity awards. The Committee’s determinations have been assisted by research and guidance provided by Mercer. The Committee may engage other qualified external compensation experts in its discretion. The relative amounts of cash and equity compensation are determined based upon market-level information and are also influenced by the results accomplished in a given calendar year. The Committee believes that the performance measures established for cash awards are appropriate and reflective of our performance potential.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making annual option grants to its NEOs on a single date each year. For the last three years, the Committee has granted these annual awards at its regularly-scheduled meeting in March. The March meeting date historically occurred within approximately four weeks following the issuance of a press release announcing our results for the previous quarter and fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when all material information regarding our financial results has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information.

While the majority of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer, for promotions, for retention purposes or otherwise. The only such award made to date has been to Mr. Cuthbert in connection with the start of his employment with us.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 Equity Plan. All options under the 2005 Equity Plan are granted with an exercise price that is greater than or equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2005 Equity Plan to be, on the date of grant, the officially-quoted closing selling price of a share of our common stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which our common stock is then listed for trading for the applicable trading day. We do not currently have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date or by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the charter of the Committee permits delegation of the Committee’s authority to subcommittees, all grants to NEOs have been made by the Committee itself and not pursuant to delegated authority.

Perquisites and Personal Benefits

It is the Committee’s judgment that perquisites represent viable forms of compensation both to retain and attract executive talent. In 2008, our CEO received a $750 car allowance each month. In March 2009, the Committee decided to eliminate the CEO’s car allowance and in lieu thereof, increased the CEO’s base salary by $9,000. No other NEOs currently receive car allowances. Personal benefits also include the cost of executive life insurance premiums, 401(k) matching contributions and profit sharing contributions.

Post-Termination Compensation Severance Arrangements

We have entered into employment agreements containing severance provisions with certain members of our senior management team, including certain of the NEOs, and an employment offer letter with our Chief Financial Officer and our Vice President, Finance, Principal Accounting Officer and Assistant Secretary, as described under “— Potential Payments Upon Termination or Change in Control.” The agreement with our CEO provides for payments and other benefits if his employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in his employment agreement. The employment agreements with other members of our senior management provide for payments and other benefits if their employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” but do not provide for severance for “Good Reason.” The Committee believes that these severance compensation arrangements are an important part of overall compensation for our NEOs and help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior management.

The employment offer letter with our Chief Financial Officer provides that in the event his employment is terminated due to reorganization, reduction in force, elimination of his position or a material change in control (other than for cause as defined in the employment offer letter) during the first 60 months of his employment, he will be entitled to 200% of his annual base salary, payable from the date of termination for a period of 12 months thereafter. These provisions were offered to Mr. Cuthbert as an inducement to leave his previous employer and relocate from New York City to Seattle, and to reflect terms and conditions consistent with market practice for the chief financial officer position in the comparable company group.

The employment offer letter with our Vice President, Finance, Principal Accounting Officer and Assistant Secretary provides that in the event that his employment is terminated due to reorganization, reduction in force, elimination of position or for any reason other than cause (as defined in the offer letter), during the first 60 months of his employment, he will be entitled to receive 50% of his annual base salary. Thereafter, his severance will be commensurate with other executive officers in his salary grade but not less than 25% of his then current base.

Compensation Committee Report

The Compensation Committee of the Board of Directors of SeaBright Insurance Holdings, Inc. oversees SeaBright Insurance Holdings, Inc.’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and this Proxy Statement.

The Compensation Committee

Peter Y. Chung, Chairman
William M. Feldman
Mural R. Josephson
Michael D. Rice

Summary Compensation Table

The following table sets forth information regarding compensation earned by NEOs in 2008, 2007 and 2006:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

John G. Pasqualetto	2008	$539,132	$—	$1,065,362	$165,467	$209,625	$23,998	$2,003,584
Chairman, President and	2007	476,608	—	718,138	158,789	586,625	23,670	1,963,830
Chief Executive Officer	2006	387,914	—	348,532	134,455	502,198	23,370	1,396,469
Joseph S. De Vita(5)(6)	2008	126,388	—	1,105,719	191,858	—	35,302	1,459,267
Former Senior Vice	2007	291,608	—	345,212	88,829	261,000	14,544	1,001,193
President, Chief	2006	270,402	—	174,266	76,761	268,794	14,169	804,392
Financial Officer and Assistant Secretary
Richard J. Gergasko	2008	338,632	—	536,398	85,398	111,210	14,995	1,086,633
Executive Vice President —	2007	318,108	—	359,069	85,284	300,675	14,639	1,077,775
Operations	2006	295,415	—	174,266	73,117	293,807	14,259	850,864
Jeffrey C. Wanamaker	2008	244,759	—	292,803	39,173	65,651	14,629	657,015
Senior Vice President —	2007	220,957	—	167,559	39,765	166,782	11,639	606,702
Underwriting
Richard W. Seelinger	2008	251,940	—	274,593	43,389	67,584	14,711	652,217
Senior Vice President —	2007	235,013	—	153,701	40,366	177,413	12,793	619,286
Policyholder Services	2006	220,263	—	55,765	33,499	175,007	12,610	497,144
M. Philip Romney(5)	2008	195,299	—	158,877	20,758	69,806	12,091	456,831
Vice President, Finance, Principal Accounting Officer and Assistant Secretary
Robert P. Cuthbert(5)	2008	77,227	162,500	24,910	2,014	—	35,449	302,100
Senior Vice President, Chief Financial Officer and Assistant Secretary

(1)	Includes compensation cost related to shares of restricted stock granted to our NEOs during 2008, 2007 and 2006 under our 2005 Equity Plan, as amended and restated on April 3, 2007. These amounts are calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, (“SFAS 123R”), except that no estimate of forfeitures is made. For the grant date fair value of restricted stock awards made in 2008, please see “— Grants of Plan-Based Awards.” For a discussion of restricted stock awards made in 2009 related to 2008 performance, please see “— Compensation Discussion and Analysis — The Elements of Our Compensation Program — Restricted Stock Grants and Stock Option Grants.”

No shares of restricted stock were forfeited by our NEOs during 2008. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

(2)	Includes compensation cost related to incentive stock options granted to our NEOs during the years from 2004 to 2008. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. For the grant date fair value of stock option awards made in 2008, please see “— Grants of Plan-Based Awards.” For a discussion of stock option awards made in 2009 related to 2008 performance, please see “— Compensation Discussion and Analysis — The Elements of Our Compensation Program — Restricted Stock Grants and Stock Option Grants.”

No stock options were forfeited by our NEOs during 2008. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

(3)	Includes payments awarded to our NEOs under our 2008 Bonus Plan. These amounts were earned in 2008 and paid in March 2009. For additional information on our 2008 Bonus Plan, see “— Compensation Discussion and Analysis — The Elements of Our Compensation Program — Cash bonuses under our 2008 Bonus Plan.”

(4)	All other payments to or on behalf of our NEOs in 2008 include the following amounts (valued at actual amounts paid). Amounts paid to Mr. Cuthbert for relocation and interim living expenses include a tax gross up for the income tax effect of the payments of $12,477.

						Relocation
			401(k)			and Interim
	Automobile	Life Insurance	Matching	Profit Sharing	Accrued	Living
Named Executive Officer	Allowance	Premiums	Contributions	Contributions	Vacation	Expenses	Total

John G. Pasqualetto	$9,000	$1,248	$11,500	$2,250	$—	$—	$23,998
Joseph S. De Vita(a)	—	416	6,292	2,250	26,344	—	35,302
Richard J. Gergasko	—	1,245	11,500	2,250	—	—	14,995
Jeffrey C. Wanamaker	—	934	11,500	2,195	—	—	14,629
Richard W. Seelinger	—	961	11,500	2,250	—	—	14,711
M. Philip Romney	—	745	9,520	1,826	—	—	12,091
Robert P. Cuthbert	—	1,219	—	—	—	34,230	35,449

(a)	On April 20, 2008, Mr. De Vita, our Senior Vice President and Chief Financial Officer, passed away. Included under the column “Accrued Vacation” is the amount paid to Mr. De Vita’s estate for accrued vacation.

(5)	In 2008, Mr. De Vita served as our Chief Financial Officer from January 1, 2008 until his passing on April 20, 2008. Mr. Romney, our Vice President, Finance, Principal Accounting Officer and Assistant Secretary, acted in a similar capacity as a principal financial officer from April 21, 2008 through October 12, 2008. Mr. Cuthbert joined us on October 13, 2008 and has served as our Chief Financial Officer since that date.

(6)	For Mr. De Vita, amounts shown under the “Stock Awards” and “Option Awards” columns for 2008 include compensation cost, calculated in accordance with SFAS 123R, related to accelerated vesting of Mr. De Vita’s restricted stock and options upon his passing in April 2008, in accordance with the terms of the 2005 Equity Plan.

Grants of Plan Based Awards

The following table summarizes grants of incentive stock options and shares of restricted common stock to our NEOs in 2008 and the estimated possible payouts under the 2008 Bonus Plan:

						All Other	All Other
						Stock Awards:	Option Awards:
			Estimated Possible Payouts Under			Number of	Number of	Exercise or	Grant Date
			Non-Equity Incentive Plan			Shares of	Securities	Base Price	Fair Value
			Awards(1)			Stock or	Underlying	of Option	of Stock
	Grant		Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date		($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards(4)

John G. Pasqualetto	2/20/08	(5)	$—	$349,375	$698,750	—	—	$—	$—
	3/27/08		—	—	—	70,000	—	—	1,022,000
	3/27/08		—	—	—	—	30,000	14.60	154,800

Joseph S. De Vita	2/20/08	(5)	—	62,922	125,844	—	—	—	—
	3/27/08		—	—	—	32,400	—	—	473,040
	3/27/08		—	—	—	—	10,800	14.60	55,728

Richard J. Gergasko	2/20/08	(5)	—	185,350	370,700	—	—	—	—
	3/27/08		—	—	—	36,000	—	—	525,600
	3/27/08		—	—	—	—	12,000	14.60	61,920

Jeffrey C. Wanamaker	2/20/08	(5)	—	109,418	218,836	—	—	—	—
	3/27/08		—	—	—	25,500	—	—	372,300
	3/27/08		—	—	—	—	8,500	14.60	43,860

Richard W. Seelinger	2/20/08	(5)	—	112,641	225,282	—	—	—	—
	3/27/08		—	—	—	25,500	—	—	372,300
	3/27/08		—	—	—	—	8,500	14.60	43,860

M. Philip Romney	2/20/08	(5)	—	77,562	155,124	—	—	—	—
	3/27/08		—	—	—	14,250	—	—	208,050
	3/27/08		—	—	—	—	4,750	14.60	24,510

Robert P. Cuthbert	2/20/08	(5)	—	—	—	—	—	—	—
	10/15/08		—	—	—	30,542	—	—	350,011
	10/15/08		—	—	—	—	7,636	11.46	32,224

(1)	Amounts were calculated according to the terms of our 2008 Bonus Plan. For additional information on our 2008 Bonus Plan, see “— Compensation Discussion and Analysis — The Elements of our Compensation Program — Cash bonuses under our 2008 Bonus Plan.” Mr. Cuthbert was not eligible to participate in the 2008 Bonus Plan.

(2)	Consists of shares of restricted common stock awarded under our 2005 Equity Plan. The awards fully vest on March 27, 2011, the third anniversary of the grant date. For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

(3)	Consists of incentive stock options to purchase shares of our common stock awarded under our 2005 Equity Plan. The awards vest 25% on each of the first four anniversaries of the March 27, 2008 grant date. For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

(4)	For shares of restricted common stock, consists of the number of shares of stock awarded multiplied by the closing price of our common stock on the grant date. For incentive stock options, consists of the number of options granted multiplied by the grant date fair value of each option. The grant date fair value is calculated according to the provisions of SFAS 123R, except that no estimate of forfeitures is made.

(5)	Reflects each NEO’s participation in our 2008 Bonus Plan. Amounts shown indicate each NEO’s potential bonus assuming achievement of the threshold, target and maximum operating results, defined as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding capital gains and losses, and successful completion of the NEO’s individual goals and objectives. Actual amounts paid in March 2009 are included in the Summary Compensation Table. Mr. Cuthbert was not eligible to participate in the 2008 Bonus Plan.

Employment Agreements

The following information summarizes the employment agreements for our CEO and each of the named executive officers.

John G. Pasqualetto.  Mr. Pasqualetto’s employment agreement, as amended, provides for an annual base salary of $313,793 and an annual incentive bonus in a target amount of 65% of his base salary. Mr. Pasqualetto’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, upon the Compensation Committee’s recommendation, the independent directors of the Board approved an increase in Mr. Pasqualetto’s annual base salary to $559,000 and a new target incentive bonus percentage of 100%. Mr. Pasqualetto may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Pasqualetto’s employment without cause or if Mr. Pasqualetto terminates his employment for good reason, each as defined in his employment agreement, he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months thereafter. Mr. Pasqualetto’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for 18 months following the date of his termination.

Richard J. Gergasko.  Mr. Gergasko’s employment agreement provides for an annual base salary of $258,832 and an annual incentive bonus in a target amount of 50% of his base salary. Mr. Gergasko’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Gergasko’s annual base salary to $350,000 and a new target incentive bonus percentage of 75%. Mr. Gergasko may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Gergasko’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Gergasko’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Robert P. Cuthbert.  Mr. Cuthbert’s employment offer letter provides for an annual base salary of $350,000. In addition, Mr. Cuthbert was entitled to a sign-up bonus in the amount of $325,000, of which $162,500 was paid within 30 days from his date of hire and $162,500 was paid on or about six months from his date of hire. Mr. Cuthbert agreed to repay $162,500 of this sign-up bonus if he voluntarily terminates his employment within 18 months from his date of hire. Pursuant to the offer letter, Mr. Cuthbert is eligible to participate in our annual bonus program beginning on January 1, 2009 at a bonus target level of 50% of annual base salary. The offer letter contemplates Mr. Cuthbert receiving shares of restricted stock worth $350,000, and stock options that represent 25% of that number of shares of restricted stock awarded to him, pursuant to the 2005 Equity Plan. Mr. Cuthbert received these equity awards on October 15, 2008. Mr. Cuthbert was also entitled to the corporate relocation package, in an amount not to exceed $400,000 unless approved by our CEO. On March 27, 2009, the Compensation Committee approved a new target incentive bonus percentage of 65%. In the event that Mr. Cuthbert’s employment is terminated due to reorganization, reduction in force, elimination of his position or a material change in control of SeaBright (other than for cause as defined in the offer letter) during the first 60 months of his employment, he will be entitled to 200% of his annual base salary, payable from the date of termination for a period of 12 months thereafter.

Richard W. Seelinger.  Mr. Seelinger’s employment agreement provides for an annual base salary of $187,113 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Seelinger’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Seelinger’s annual base salary to $262,650 and a new target incentive bonus percentage of 55%. Mr. Seelinger may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Seelinger’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Seelinger’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Jeffrey C. Wanamaker.  Mr. Wanamaker’s employment agreement provides for an annual base salary of $164,966 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Wanamaker’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Wanamaker’s annual base salary to $257,500 and a new target incentive bonus percentage of 55%. Mr. Wanamaker may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Wanamaker’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Wanamaker’s employment agreement provides that he will be restricted from engaging in specified competitive activities and soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

M. Philip Romney.  Mr. Romney’s employment offer letter provides for an annual base salary of $155,000, subject to increases based on merit. Pursuant to the offer letter, Mr. Romney is eligible to participate in our annual bonus program at a bonus target level of 30% of his base salary. In 2006, Mr. Romney’s bonus participation percentage was increased to 40% of his base salary. Mr. Romney’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Romney’s annual base salary to $200,900. Mr. Romney’s offer letter contemplates a stock option award and his participation in our benefit plans. In the event that Mr. Romney’s employment is terminated due to reorganization, reduction in force, elimination of position or for any reason other than cause (as defined in the offer letter), during the first 60 months of his employment, he will be entitled to receive 50% of his annual base salary. Thereafter, his severance will be commensurate with other executive officers in his salary grade but not less than 25% of his then current base salary.

Employee Benefit Plans

2003 Stock Option Plan

In 2003, our Board of Directors adopted the SeaBright Insurance Holdings Inc. 2003 Stock Option Plan. The 2003 Stock Option Plan was amended and restated in February 2004, and on April 3, 2007, the Committee amended and restated the plan as the Second Amended and Restated 2003 Stock Option Plan (the “2003 Stock Option Plan”). The purpose of this plan was to create an incentive for directors, consultants, advisors, officers and other employees to remain in our employ and to contribute to our success by granting to them a favorable opportunity to acquire our common stock. The 2003 Stock Option Plan was also intended to help us attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained growth and profitability depend. As our Compensation Committee has terminated the ability to grant future stock option awards under the 2003 Stock Option Plan, we anticipate that all future stock option grants will be made under our 2005 Equity Plan, discussed below.

Types of Awards and Eligibility.  The 2003 Stock Option Plan provides for the grant of either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options to our directors, consultants, advisors, executive officers or other key employees selected by our Board of Directors to participate in this plan.

Share Reserve/Limitation.  The number of shares of common stock with respect to which options may be granted under the 2003 Stock Option Plan and which may be issued upon exercise thereof may not exceed 776,458, subject to the Board’s authority to adjust this amount in the event of a reorganization, recapitalization, merger, consolidation, share exchange, stock dividend, stock split or similar transactions affecting our common stock. We have granted options to purchase 481,946 shares of common stock under the 2003 Stock Option Plan.

Administration.  Our Board of Directors, or committee designated by the Board, administers the 2003 Stock Option Plan. Under the 2003 Stock Option Plan, the Board or the Committee has sole and complete authority to: select participants; grant options to participants in forms and amounts it determines; impose limitations, restrictions and conditions upon options as it deems appropriate; interpret the plan and adopt, amend and rescind administrative guidelines and other rules relating to the plan; correct any defect or omission or reconcile any inconsistency in the plan or an option granted under the plan; and make all other determinations on and take all other actions necessary or advisable for the implementation and administration of the plan.

Terms of Awards.  The exercise price of an option granted under the 2003 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. Our Board of Directors determines, in connection with each option grant under the plan, when options become exercisable and when they expire, provided that the expiration may not exceed ten years from the date of grant.

Change of Control.  For a description of termination and change in control provisions applicable to options issued under the 2003 Stock Option Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options Under the 2003 Stock Option Plan.” On April 3, 2007, the Committee amended the 2003 Stock Option Plan to extend the “protection period” following a Sale of the Company to four years following a Sale of the Company during which a participant’s stock options would accelerate and become fully vested and exercisable if the participant were subject to an “Involuntary Termination.”

2005 Long-Term Equity Incentive Plan

On December 22, 2004, we adopted the SeaBright Insurance Holdings, Inc. 2005 Long-Term Equity Incentive Plan, and we amended and restated the plan as the SeaBright Insurance Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan on April 3, 2007 (the “2005 Equity Plan”). The 2005 Equity Plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Directors, officers and other employees of SeaBright and its subsidiaries, as well as others performing services for us, may be eligible for grants under the plan. The purpose of the 2005 Equity Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

A total of 1,047,755 shares of our common stock were initially available for issuance under the 2005 Equity Plan. This amount will automatically increase on the first day of each fiscal year through 2015 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares as determined by the Compensation Committee. Accordingly, on January 1 of the following years, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by the following amounts: 328,223 shares in 2006, 411,068 shares in 2007, 416,622 shares in 2008 and 427,857 shares in 2009. The number of shares available for issuance under the 2005 Equity Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the 2005 Equity Plan or covered by grants previously made under the plan. The shares available for issuance under the 2005 Equity Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

The Compensation Committee of our Board of Directors administers the 2005 Equity Plan. Our Board also has the authority to administer the 2005 Equity Plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan.

The following is a summary of the material terms of the 2005 Equity Plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the 2005 Equity Plan.

Terms of the 2005 Equity Plan

Eligibility.  Directors, officers and employees of SeaBright and its subsidiaries, as well as other individuals performing services for us, or to whom we have extended an offer of employment, are eligible to receive grants under the 2005 Equity Plan. However, only employees may receive grants of incentive stock options. In each case, the Compensation Committee will select the actual grantees.

Stock Options.  Under the 2005 Equity Plan, the Compensation Committee or the Board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Compensation Committee may not, however, award to any one person in any one calendar year options to purchase common stock equal to more than 300,000 shares, and it may not award incentive options first exercisable during any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the 2005 Equity Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of SeaBright’s voting power may not be less than 110% of such fair market value on such date.

Unless the Compensation Committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash;

•	by delivery of shares of common stock with a fair market value equal to the exercise price; and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Compensation Committee may, in its discretion, grant the participant a “reload option.” The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Compensation Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Compensation Committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of SeaBright or any of its subsidiaries, five years from the date of grant. In addition, all options under the 2005 Equity Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during the 30-day period.

For a description of termination and change in control provisions applicable to options issued under the 2005 Equity Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

Restricted Stock.  Under the 2005 Equity Plan, the Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. For a description of termination and change in control provisions applicable to restricted stock issued under the 2005 Equity Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

Vesting, Withholding Taxes and Transferability of All Awards.  The terms and conditions of each award made under the 2005 Equity Plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the 2005 Equity Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise.

Unless the Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Compensation Committee determines otherwise, no award made under the 2005 Equity Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the 2005 Equity Plan.  The Board may amend or terminate the 2005 Equity Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2005 Equity Plan without the affected participant’s consent. If not previously terminated by the Board, the 2005 Equity Plan will terminate on the tenth anniversary of its adoption.

On April 3, 2007, the Committee amended the 2005 Equity Plan to extend the “protection period” following a Change in Control from one year to four years following a Change in Control, during which a participant’s equity awards would accelerate and become fully vested and exercisable and all restrictions on shares of restricted stock units would automatically lapse if the participant were subject to an “Involuntary Termination.”

Outstanding Equity Awards

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2008:

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or		of Shares
	Underlying	Underlying			Units of		or Units
	Unexercised	Unexercised	Option	Option	Stock that		of Stock that
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)		Vested ($)

John G. Pasqualetto	155,292	—	$6.54	9/30/13	75,000	(2)	$880,500
	57,374	19,125	10.50	1/20/15	60,000	(3)	704,400
	12,500	12,500	17.64	3/17/16	70,000	(4)	821,800
	5,000	15,000	18.21	3/28/17
	—	30,000	14.60	3/27/18
Richard J. Gergasko	62,646	—	6.54	9/30/13	37,500	(2)	440,250
	34,424	11,475	10.50	1/20/15	30,000	(3)	352,200
	6,250	6,250	17.64	3/17/16	36,000	(4)	422,640
	2,500	7,500	18.21	3/28/17
	—	12,000	14.60	3/27/18
Joseph S. De Vita(5)	—	—	—	—	—		—
Jeffrey C. Wanamaker	58,235	—	6.54	9/30/13	12,000	(2)	140,880
	11,475	3,825	10.50	1/20/15	21,000	(3)	246,540
	2,000	2,000	17.64	3/17/16	25,500	(4)	299,370
	1,750	5,250	18.21	3/28/17
	—	8,500	14.60	3/27/18
Richard W. Seelinger	38,823	—	6.54	9/30/13	12,000	(2)	140,880
	17,213	5,737	10.50	1/20/15	18,000	(3)	211,320
	2,000	2,000	17.64	3/17/16	25,500	(4)	299,370
	1,500	4,500	18.21	3/28/17
	—	8,500	14.60	3/27/18
M. Philip Romney	5,738	1,912	10.50	1/20/15	5,625	(2)	66,038
	938	937	17.64	3/17/16	12,000	(3)	140,880
	1,000	3,000	18.21	3/28/17	14,250	(4)	167,295
	—	4,750	14.60	3/27/18
Robert P. Cuthbert	—	7,636	11.46	10/15/18	30,542	(4)	358,563

(1)	Stock options granted to NEOs vest 25% on each of the first four anniversaries of the date of grant. The following table provides information with respect to the vesting of each NEO’s stock options that were unexercisable at December 31, 2008:

		Year in Which Options Vest
Name	Grant Date	2009	2010	2011	2012	Total

John G. Pasqualetto	1/20/05	19,125	—	—	—	19,125
	3/17/06	6,250	6,250	—	—	12,500
	3/28/07	5,000	5,000	5,000	—	15,000
	3/27/08	7,500	7,500	7,500	7,500	30,000
Richard J. Gergasko	1/20/05	11,475	—	—	—	11,475
	3/17/06	3,125	3,125	—	—	6,250
	3/28/07	2,500	2,500	2,500	—	7,500
	3/27/08	3,000	3,000	3,000	3,000	12,000
Jeffrey C. Wanamaker	1/20/05	3,825	—	—	—	3,825
	3/17/06	1,000	1,000	—	—	2,000
	3/28/07	1,750	1,750	1,750	—	5,250
	3/27/08	2,125	2,125	2,125	2,125	8,500
Richard W. Seelinger	1/20/05	5,737	—	—	—	5,737
	3/17/06	1,000	1,000	—	—	2,000
	3/28/07	1,500	1,500	1,500	—	4,500
	3/27/08	2,125	2,125	2,125	2,125	8,500
M. Philip Romney	1/20/05	1,912	—	—	—	1,912
	3/17/06	468	469	—	—	937
	3/28/07	1,000	1,000	1,000	—	3,000
	3/27/08	1,188	1,187	1,188	1,187	4,750
Robert P. Cuthbert	10/15/08	1,909	1,909	1,909	1,909	7,636

(2)	Shares of restricted common stock granted to our NEOs on March 17, 2006 vested on March 17, 2009, the third anniversary of the date of grant.

(3)	Shares of restricted common stock granted to our NEOs on March 28, 2007 that vest on March 28, 2010, the third anniversary of the date of grant.

(4)	Shares of restricted common stock granted to our NEOs on March 27, 2008 that vest on March 27, 2011, the third anniversary of the date of grant.

(5)	Pursuant to the provisions of the 2005 Equity Plan, all unvested stock options and restricted common stock held by Mr. De Vita vested immediately at the time of his passing in April 2008. As of December 31, 2008, all vested stock options had been exercised or were cancelled in accordance with the terms of individual grants.

Options Exercised and Restricted Stock Vested

The table below reflects the aggregate value realized by the named executive officers upon the exercise of stock options, and the aggregate value realized by the named executive officers upon the vesting of restricted stock awards.

	Option Awards			Stock Awards
	Number of	Value		Number of	Value
	Shares	Realized on		Shares	Realized
	Acquired on	Exercise		Acquired on	on Vesting
Name	Exercise (#)	($)		Vesting (#)	($)

Richard J. Gergasko	15,000	$100,200	(1)	—	$—
Joseph S. De Vita	115,609	632,930	(2)	96,900	1,388,577	(3)

(1)	Amount calculated based on the difference between the closing market price of $13.22 for our common stock on March 17, 2008 and the exercise price of $6.54.

(2)	Amount calculated based on the difference between the closing market price of $13.98 for our common stock on July 10, 2008 and exercise prices of $6.54 and $10.50.

(3)	Mr. De Vita’s restricted stock vested upon his passing in April 2008. Amount calculated is based on the closing stock price of $14.33 on April 18, 2008, the last regular trading day preceding his passing.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation to each of the NEOs assuming each NEO’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2008. The amounts shown in the table are estimates, and the actual amounts to be paid can only be determined at the time of the NEO’s separation from the SeaBright or upon a change in control.

John G. Pasqualetto, Chairman, President and Chief Executive Officer

						Involuntary
						Termination
						Without
	Termination					Cause
	Without Cause or					Following
	Resignation for	Voluntary	Termination		Death or	Change in
Benefit	Good Reason	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$825,000	$—	$—	$—	$—	$825,000
Accrued Vacation	58,526	58,526	58,526	58,526	58,526	58,526
Payment under 2008 Bonus Plan	209,625	—	—	—	—	209,625
Health and Welfare Benefits	11,960	—	—	—	—	11,960
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	2,406,700	2,406,700	2,406,700
Value of Stock Options under 2005 Equity Plan	—	—	—	—	23,715	23,715

Total	$1,105,111	$58,526	$58,526	$2,465,226	$2,488,941	$3,535,526

Richard J. Gergasko, Executive Vice President — Operations

						Involuntary
						Termination
						Without
						Cause
						Following
	Termination	Voluntary	Termination		Death or	Change in
Benefit	Without Cause	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$342,000	$—	$—	$—	$—	$342,000
Accrued Vacation	34,200	34,200	34,200	34,200	34,200	34,200
Payment under 2008 Bonus Plan	111,210	—	—	—	—	111,210
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	1,215,090	1,215,090	1,215,090
Value of Stock Options under 2005 Equity Plan	—	—	—	—	14,229	14,229

Total	$487,410	$34,200	$34,200	$1,249,290	$1,263,519	$1,716,729

Joseph De Vita — Former Senior Vice President, Chief Financial Officer and Assistant Secretary

As a result of Mr. De Vita’s passing in April 2008, his estate received $26,344 in cash for accrued vacation; accelerated vesting of restricted stock under the 2005 Equity Plan with a value of $1,388,577; and accelerated vesting of stock options under the 2005 Equity Plan with a value of $54,934. The value of accelerated vesting of equity-based awards is based on the $14.33 closing price of our common stock on April 18, 2008, the last regular trading day preceding Mr. De Vita’s passing.

Robert P. Cuthbert, Senior Vice President, Chief Financial Officer and Assistant Secretary

						Involuntary
						Termination
						Without
						Cause
						Following
	Termination	Voluntary	Termination		Death or	Change in
Benefit	Without Cause	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$700,000	$—	$—	$—	$—	$700,000
Accrued Vacation	6,731	6,731	6,731	6,731	6,731	6,731
Payment under 2008 Bonus Plan	—	—	—	—	—	—
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	358,563	358,563	358,563
Value of Stock Options under 2005 Equity Plan	—	—	—	—	2,138	2,138

Total	$706,731	$6,731	$6,731	$365,294	$367,432	$1,067,432

Richard W. Seelinger, Senior Vice President — Policyholder Services

						Involuntary
						Termination
						Without
						Cause
						Following
	Termination	Voluntary	Termination		Death or	Change in
Benefit	Without Cause	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$255,000	$—	$—	$—	$—	$255,000
Accrued Vacation	17,196	17,196	17,196	17,196	17,196	17,196
Payment under 2008 Bonus Plan	67,584	—	—	—	—	67,584
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	651,570	651,570	651,570
Value of Stock Options under 2005 Equity Plan	—	—	—	—	7,114	7,114

Total	$339,780	$17,196	$17,196	$668,766	$675,880	$998,464

Jeffrey C. Wanamaker, Senior Vice President — Underwriting

						Involuntary
						Termination
						Without
						Cause
						Following
	Termination	Voluntary	Termination		Death or	Change in
Benefit	Without Cause	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$250,000	$—	$—	$—	$—	$250,000
Accrued Vacation	26,122	26,122	26,122	26,122	26,122	26,122
Payment under 2008 Bonus Plan	65,651	—	—	—	—	65,651
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	686,790	686,790	686,790
Value of Stock Options under 2005 Equity Plan	—	—	—	—	4,743	4,743

Total	$341,773	$26,122	$26,122	$712,912	$717,655	$1,033,306

M. Philip Romney, Vice President, Finance, Principal Accounting Officer and Assistant Secretary

						Involuntary
						Termination
						Without Cause
	Termination	Voluntary	Termination		Death or	Following Change
Benefit	Without Cause	Resignation	for Cause	Retirement	Disability	in Control

Cash Severance	$98,000	$—	$—	$—	$—	$98,000
Accrued Vacation	19,097	19,097	19,097	19,097	19,097	19,097
Payment under 2008 Bonus Plan	69,806	—	—	—	—	69,806
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	374,213	374,213	374,213
Value of Stock Options under 2005 Equity Plan	—	—	—	—	2,371	2,371

Total	$186,903	$19,097	$19,097	$393,310	$395,681	$563,487

Cash Severance and Payments under 2008 Bonus Plan

The employment agreements with our NEOs (other than Messrs. Cuthbert and Romney) provide that upon termination, the executives are generally entitled to receive amounts earned during their term of employment. In addition, if an executive’s employment is terminated without “Cause,” the executive will be entitled to receive his or her base salary payable in regular installments from the date of termination for a severance period set forth in the employment agreement, or until the executive obtains other employment, whichever occurs first. If the CEO’s employment is terminated without “Cause,” he will be entitled to receive his bonus (prorated to the date of termination) payable in regular installments from the date of termination for a severance period set forth in his employment agreement, or until he obtains other employment, whichever occurs first. However, the executive is under no duty to seek alternative employment during the severance period. The severance period for Mr. Pasqualetto, our CEO, is 18 months from the date of termination, and the severance period for the other NEOs (excluding Messrs. Cuthbert and Romney) is 12 months from the date of termination. The employment agreements also provide that the executives will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for the applicable severance period.

Under the employment agreements, termination shall be for “Cause” if the executive:

(i) is continuously inattentive to his or her lawful duties after at least one written notice has been provided and the executive has failed to cure the same within a 30-day period thereafter;

(ii) reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing us substantial public disgrace or disrepute or economic harm;

(iii) breaches his or her duty of loyalty to us or engages in any acts of dishonesty or fraud with respect to us or any of our business relations;

(iv) is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); or

(v) breaches any material term of his or her employment agreement or any other agreement between the executive and us or any of our affiliates and the breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from us.

In addition, if Mr. Pasqualetto terminates his employment for “Good Reason,” he will be entitled to receive his base salary and bonus (prorated to the dated of termination) payable in regular installments from the date of termination for a period of 18 months, or until he obtains other employment, whichever occurs first. “Good Reason” means the executive’s voluntary resignation within 90 days after the occurrence of any of the following: (i) without the express written consent of the executive, a reduction in the executive’s annualized base salary; (ii) without the express written consent of the executive, a material diminution in his or her supervisory responsibilities; (iii) the relocation of the executive in connection with any relocation of our principal place of business to a facility or a location more than fifty (50) miles outside of the greater Seattle, Washington metropolitan area without the executive’s written consent; or (iv) our failure to obtain the assumption of the executive’s employment agreement by any successors for the remainder of its term.

If Mr. Pasqualetto’s employment is terminated without “Cause,” or if he terminates his employment for “Good Reason,” we have also agreed to pay Mr. Pasqualetto’s COBRA health insurance premiums from the date of termination through the date that is 18 months after the date of termination.

Pursuant to Mr. Cuthbert’s employment offer letter, in the event that Mr. Cuthbert’s employment is terminated due to reorganization, reduction in force, elimination of his position or a material change in control of SeaBright (other than for cause as defined in the offer letter) during the first 60 months of his employment, he will be entitled to 200% of his annual base salary, payable from the date of termination for a period of 12 months thereafter.

Pursuant to Mr. Romney’s employment offer letter, in the event that Mr. Romney’s employment is terminated due to reorganization, reduction in force, elimination of position or for any reason other than cause (as defined in the offer letter), during the first 60 months of his employment, he will be entitled to receive 50% of his annual base salary. Thereafter, his severance will be commensurate with other executive officers in his salary grade but not less than 25% of his then current base salary.

Stock Options and Restricted Stock Awards under the 2005 Equity Plan

Stock Options.  Under the 2005 Equity Plan, options that are exercisable on the date of termination of a participant’s employment with SeaBright generally expire 30 days after the date of termination, so long as the participant does not compete with us during the 30-day period, and options that are not exercisable on the date of termination are forfeited immediately. There are, however, exceptions depending upon the circumstances of termination. In the event of retirement, a participant’s exercisable options will remain so for up to 90 days after the date of retirement, so long as the participant does not compete with us during the 90-day period. The participant’s options that are not exercisable on the date of retirement will be forfeited, unless the Compensation Committee determines in its discretion that the options shall become fully vested and exercisable. In the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, so long as the participant does not compete with us during the 180-day period. In each of the foregoing circumstances, the Board or Compensation Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for “Cause,” all options will terminate immediately, whether or not exercisable. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee has the authority to grant options that will become fully vested and exercisable automatically upon a “Change in Control” of SeaBright, whether or not the participant is subsequently terminated. The option award agreements pursuant to which options have been awarded to the NEOs under the 2005 Equity Plan do not provide that the options will become fully vested and exercisable automatically upon a “Change in Control.”

Restricted Stock Awards.  Under the 2005 Equity Plan, generally, if a participant’s employment with us terminates, all shares of restricted stock granted to the participant on which the restrictions have not lapsed shall be immediately forfeited to SeaBright. However, upon a participant’s death, disability or retirement, all restrictions on shares of restricted stock granted to the participant shall lapse. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all restrictions on shares of restricted stock granted to the participant shall lapse. In addition, the Compensation Committee has the authority to grant shares of restricted stock with respect to which all restrictions lapse automatically upon a “Change in Control,” whether or not the participant is subsequently terminated. The restricted stock grant agreements pursuant to which shares of restricted stock have been awarded to the NEOs under the 2005 Equity Plan do not provide that the restrictions on shares of restricted stock lapse automatically upon a “Change in Control.”

Under the 2005 Equity Plan, “Cause” means the occurrence of one or more of the following events:

(i) conviction of a felony or any crime or offense lesser than a felony involving our property;

(ii) conduct that has caused demonstrable and serious injury to us, monetary or otherwise;

(iii) willful refusal to perform or substantial disregard of duties properly assigned, as determined by us; or

(iv) breach of duty of loyalty to us or other act of fraud or dishonesty with respect to us.

“Change in Control” for purposes of the 2005 Equity Plan means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than affiliates of Summit Partners and certain other exempt persons, acquires 50% or more of our voting securities;

(ii) during any period of two consecutive years, a majority of our Directors are replaced (other than any new Directors whose election or nomination was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election was previously so approved);

(iii) consummation of a merger or consolidation of SeaBright with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our CEO and Directors retain their positions with us (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of SeaBright or a sale or disposition of all or substantially all of our assets, other than a sale to affiliates of Summit Partners and certain other exempt persons.

“Involuntary Termination” means (i) the participant’s involuntary dismissal or discharge by us or one of our subsidiaries or a successor for reasons other than Cause or (ii) such individual’s voluntary resignation following (A) a change in his or her position with SeaBright which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (base salary or any target incentive compensation) by more than ten percent or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by us or one of our subsidiaries or a successor without the participant’s written consent.

For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

Stock Options Under the 2003 Stock Option Plan

Under the 2003 Stock Option Plan, if a participant is terminated other than for “Cause,” the participant’s vested and exercisable options remain so for 30 days after the date of termination. If a participant retires, the participant’s vested and exercisable options remain so for 45 days after the date of retirement. Upon death or disability of a participant, the participant’s vested and exercisable options remain so for 90 days after the date of death or disability. All options that are not vested and exercisable on the date of termination of the participant’s employment will be forfeited as of the date of termination. In the event of a “Sale of the Company” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee or the Board may provide, in its discretion, that the options shall become immediately exercisable by any participants who are employed by us at the time of the “Sale of the Company” and/or that all options shall terminate if not exercised as of the date of the “Sale of the Company.”

Under the 2003 Stock Option Plan, “Cause” means if a participant:

(i) acts in bad faith and to the detriment of SeaBright;

(ii) refuses or fails to act in accordance with any specific direction or order of SeaBright or the Board;

(iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence;

(iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); or

(v) breaches any material term of the 2003 Stock Option Plan or breaches any other agreement (including, without limitation, any employment agreement) between or among the participant and us.

“Cause” can also have any other meaning that may be set forth in a participant’s option award agreement.

“Sale of the Company” under the 2003 Stock Option Plan means the sale of SeaBright pursuant to which any party or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds) acquire (i) our capital stock possessing the voting power under normal circumstances to elect a majority of our Board of Directors (whether by merger, consolidation or sale or transfer of our capital stock) or (ii) all or substantially all of our assets determined on a consolidated basis.

“Involuntary Termination” has the same meaning under the 2003 Stock Option Plan as under the 2005 Equity Plan. Please see “— Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

For additional information on our 2003 Stock Option Plan, see “— Employee Benefit Plans — 2003 Stock Option Plan.”

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of December 31, 2008.

	Number of			Number of Securities
	Securities to be			Remaining Available
	Issued Upon		Weighted-Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plan
	Options, Warrants		Options, Warrants	(Excluding Securities
Plan Category	and Rights		and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by stockholders	1,053,877	(1)	$11.55	551,691	(2)(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	1,053,877		11.55	551,691

(1)	Includes options granted under our 2003 Stock Option Plan and options granted under our 2005 Equity Plan. Does not include 902,622 shares of restricted stock granted between March 2005 and December 2008 pursuant to our 2005 Equity Plan.

(2)	Includes only options eligible for grant under the 2005 Equity Plan. In January 2006, the Compensation Committee terminated the ability to grant future stock option awards under the 2003 Stock Option Plan.

(3)	The 2005 Equity Plan provides that the number of shares available for issuance under the plan automatically increases on the first day of each fiscal year beginning in 2006 and ending in 2015 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares as determined by the compensation committee of our board of directors. Accordingly, on January 1, 2009, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by 427,857.

DIRECTOR COMPENSATION

Summary of Director Compensation

On March 28, 2007, the Board approved a new compensation program for non-employee directors. The new compensation program was structured based on a number of factors, including an analysis by an independent compensation consultant retained by the Compensation Committee. The consultant’s analysis included a comparison of our director compensation practices to those of our peers. Under the director compensation program, new non-employee directors elected to the Board will receive an initial restricted stock grant in the amount of $75,000, which will be subject to three-year cliff vesting. In the event of a change in control of us or upon the death, disability or retirement of the participant, all restrictions relating to all outstanding restricted stock grants will lapse. Following this initial grant, no additional equity incentive compensation will be granted to such new directors until the next annual meeting of stockholders.

In addition, non-employee directors receive an annual retainer of $20,000 and an additional $2,500 for each in-person Board meeting attended and $1,000 for each telephonic Board meeting. Certain members of committees of the Board also receive annual retainers. Audit Committee members receive an additional annual retainer of $4,000, except the chair of the Audit Committee who receives an additional annual retainer of $12,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee, a committee of the board of directors of our wholly-owned subsidiary, SeaBright Insurance Company, each receive an additional annual retainer of $5,000.

Our directors are also eligible to receive stock options and other equity-based awards when, as and if determined by the Compensation Committee pursuant to the terms of the 2005 Equity Plan. Under our director compensation program, non-employee directors will receive annual equity incentive grants on the date of each annual meeting of stockholders, unless the Compensation Committee determines otherwise. These equity incentive grants have historically consisted of restricted stock grants valued at $60,000 and stock options valued at $20,000. In March 2009, upon the recommendation of the Compensation Committee, the Board made a change to the compensation program for non-employee directors to adjust the components of their equity compensation to reward the non-employee directors for providing longer term benefits for our stockholders. Accordingly, future annual equity awards for non-employee directors are expected to consist of restricted stock grants valued at $40,000 and stock options valued at $40,000. The restricted stock grants will be subject to three-year cliff vesting, and the stock option grants will vest over a four-year period with one-fourth of the options vesting on the first anniversary of the grant date and the remaining three-fourths vesting equally on a monthly basis over the following 36 months. The stock options have an exercise price equal to the closing price of our common stock on the date of grant, as reported on the NYSE. In the event of a change in control of us or upon the death or disability of the participant, all restrictions relating to all outstanding restricted stock grants will lapse and all stock option grants will become fully vested and exercisable. Our Compensation Committee may, in its discretion, determine to exclude one or more non-employee directors from receiving these equity grants in any given year.

Our director compensation program also includes an ownership guideline generally providing that non-employee directors will own shares and options with a value equal to five times the annual retainer for serving as a member of the Board of Directors, excluding retainers for serving on a committee of the Board, after five years of service as a director. The value for this purpose is based on the greater of (a) each security’s value on the date of grant or (b) each security’s fair market value on the fifth anniversary of the director’s election to the Board.

We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors who are also our employees receive no compensation for serving as directors.

Director Compensation

The following table summarizes compensation paid to or earned by members of our Board of Directors in 2008:

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Peter Y. Chung	$55,556	$12,315	$3,334	$71,205
Joseph A. Edwards	51,750	53,293	8,246	113,289
William M. Feldman(3)	74,500	44,457	21,681	140,638
Mural R. Josephson	70,750	44,457	15,961	131,168
George M. Morvis	63,750	44,457	15,961	124,168
Michael D. Rice	52,500	37,318	3,334	93,152

(1)	Includes compensation cost recognized in 2008 related to shares of restricted stock granted to our directors under our 2005 Equity Plan. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. No shares of restricted stock were forfeited by our directors during 2008. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

The following table reflects the number of unvested shares outstanding at December 31, 2008. The grant date fair value, calculated in accordance with SFAS 123R except that no estimate of forfeitures is made, of the restricted stock granted to each of our independent directors on May 20, 2008 was $60,013.

			# of Shares
			Outstanding at
		# of Shares	December 31,
Name	Grant Date	Granted	2008

Peter Y. Chung	5/20/08	3,925	3,925
Joseph A. Edwards	11/14/06	4,000	4,000
	5/15/07	3,276	3,276
	5/20/08	3,925	3,925
William M. Feldman	5/25/06	2,000	2,000
	5/15/07	3,276	3,276
	5/20/08	3,925	3,925
Mural R. Josephson	5/25/06	2,000	2,000
	5/15/07	3,276	3,276
	5/20/08	3,925	3,925
George M. Morvis	5/25/06	2,000	2,000
	5/15/07	3,276	3,276
	5/20/08	3,925	3,925
Michael D. Rice	9/24/07	4,151	4,151
	5/20/08	3,925	3,925

(2)	Includes compensation cost recognized in 2008 related to incentive stock options granted to our directors. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. No stock options were forfeited by our directors during 2008. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

The following table reflects the number of options outstanding at December 31, 2008. The grant date fair value, calculated in accordance with SFAS 123R except that no estimate of forfeitures is made, of the options granted to each of our independent directors on May 20, 2008 was $20,005.

				# of Options
			Option	Outstanding at	Aggregate	Option
		# of Options	Exercise	December 31,	Grant Date	Expiration
Name	Grant Date	Granted	Price	2008	Fair Value	Date

Peter Y. Chung	5/20/08	3,611	$15.29	$3,611	$20,005	5/20/18
Joseph A. Edwards	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
William M. Feldman	1/20/05	7,650	10.50	7,650	23,562	1/20/15
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
Mural R. Josephson	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
George M. Morvis	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
Michael D. Rice	5/20/08	3,611	15.29	3,611	20,005	5/20/18

(3)	Mr. Feldman’s fees earned include compensation for his services as Chairman of the Finance Committee of our wholly-owned subsidiary, SeaBright Insurance Company.

BENEFICIAL OWNERSHIP TABLE

The following table provides information concerning beneficial ownership of our common stock as of March 24, 2009, by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 21,354,613 shares of common stock outstanding as of March 24, 2009 and a total of 654,017 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 24, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 24, 2009 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% or more beneficial owners:
T. Rowe Price Associates, Inc.(1)	2,122,035	9.9%
Dimensional Fund Advisors LP(2)	1,774,486	8.3%
Columbia Wanger Asset Management, L.P.(3)	1,200,000	5.6%
Directors and named executive officers:
John G. Pasqualetto(4)	505,114	2.3%
Richard J. Gergasko(5)	257,870	1.2%
Jeffrey C. Wanamaker(6)	153,661	*
Richard W. Seelinger(7)	133,701	*
M. Philip Romney(8)	44,633	*
Robert P. Cuthbert(9)	40,542	*
Mural R. Josephson(10)	37,117	*
George M. Morvis(11)	35,617	*
William M. Feldman(12)	32,117	*
Peter Y. Chung(13)	20,040	*
Joseph A. Edwards(14)	16,579	*
Michael D. Rice(15)	16,479	*
All directors and executive officers as a group (14 persons)	1,431,240	6.5%

*	Less than 1%.

(1)	Based on a Schedule 13G/A filed on February 11, 2009 by T. Rowe Price Associates, Inc., which is classified as an investment advisor under Section 203 of the Investment Advisors Act of 1940. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)	Based on a Schedule 13G/A filed on February 9, 2009 by Dimensional Fund Advisors LP, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(3)	Based on a Schedule 13G filed on February 5, 2009 by Columbia Wanger Asset Management, L.P., which is classified as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E). The address of Columbia Wanger Asset Management, L.P is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)	Includes 60,000 shares of restricted stock that vest in March 2010, 70,000 shares of restricted stock that vest in March 2011, and options to purchase 268,041 shares of common stock exercisable within 60 days of March 24, 2009.

(5)	Includes 30,000 shares of restricted stock that vest in March 2010, 36,000 shares of restricted stock that vest in March 2011, and options to purchase 125,920 shares of common stock exercisable within 60 days of March 24, 2009.

(6)	Includes 21,000 shares of restricted stock that vest in March 2010, 25,500 shares of restricted stock that vest in March 2011, and options to purchase 82,337 shares of common stock exercisable within 60 days of March 24, 2009.

(7)	Includes 18,000 shares of restricted stock that vest in March 2010, 25,500 shares of restricted stock that vest in March 2011, and options to purchase 69,898 shares of common stock exercisable within 60 days of March 24, 2009.

(8)	Includes 12,000 shares of restricted stock that vest in March 2010, 14,250 shares of restricted stock that vest in March 2011, and options to purchase 12,244 shares of common stock exercisable within 60 days of March 24, 2009.

(9)	Includes 30,542 shares of restricted stock that vest in March 2011.

(10)	Includes 2,000 shares of restricted stock that vest in May 2009, 3,276 shares of restricted stock that vest in May 2010, 3,925 shares of restricted stock that vest in May 2011, and options to purchase 17,916 shares of common stock exercisable within 60 days of March 24, 2009.

(11)	Includes 2,000 shares of restricted stock that vest in May 2009, 3,276 shares of restricted stock that vest in May 2010, 3,925 shares of restricted stock that vest in May 2011, and options to purchase 17,916 shares of common stock exercisable within 60 days of March 24, 2009.

(12)	Includes 2,000 shares of restricted stock that vest in May 2009, 3,276 shares of restricted stock that vest in May 2010, 3,925 shares of restricted stock that vest in May 2011, options to purchase 17,916 shares of common stock exercisable within 60 days of March 24, 2009, and 3,000 shares of stock held indirectly by Mr. Feldman as custodian for his minor children under the UTMA/IL.

(13)	Includes 3,925 shares of restricted stock that vest in May 2011 and options to purchase 1,429 shares of common stock exercisable within 60 days of March 24, 2009.

(14)	Includes 4,000 shares of restricted stock that vest in November 2009, 3,276 shares of restricted stock that vest in May 2010, 3,925 shares of restricted stock that vest in May 2011, and options to purchase 2,378 shares of common stock exercisable within 60 days of March 24, 2009.

(15)	Includes 4,151 shares of restricted stock that vest in September 2010, 3,925 shares of restricted stock that vest in May 2011, and options to purchase 903 shares of common stock exercisable within 60 days of March 24, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of SeaBright common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during fiscal year 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except a delinquent Form 4 was filed by Joseph A. Edwards on May 13, 2008 related to the purchase of 3,000 shares of common stock on April 25, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The NYSE rules require that each related party transaction is to be reviewed and evaluated by an appropriate group within our company. As a result, all related party transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Any member of our Audit Committee or other independent body of the Board of Directors who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Our conflict of interest and code of conduct policy provides that no director or executive officer will knowingly place themselves in a position that would have the appearance of being, or could be construed to be, in conflict with our interests.

Although we have not historically had formal written policies and procedures regarding the review and approval of related party transactions, all transactions between us and any of our officers, directors and principal stockholders were approved by our Board of Directors. We have not entered into any related party transactions with our officers, directors or principal stockholders since January 1, 2008.

AUDIT COMMITTEE DISCLOSURE

Principal Accounting Fees and Services

The Audit Committee appointed KPMG LLP as SeaBright’s independent registered public accounting firm for the fiscal year ending December 31, 2009. In connection with that appointment, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for us. That agreement provides that the alternative dispute resolution procedures outlined in the agreement must be followed as the sole means of resolving any difference between the parties and prohibits the award of punitive damages. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by SeaBright for audit and other services provided by KPMG LLP for fiscal years 2008 and 2007.

	2008	2007

Audit Fees(1)	$864,880	$757,000
Audit-Related Fees(2)	—	15,850
Tax Fees(3)	53,135	25,285
All Other Fees	—	—

Total	$918,015	$798,135

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Represents fees for professional services provided in connection with the review of responses to comments received from the SEC.

(3)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

During 2008, all services performed by SeaBright’s independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

The members of the Audit Committee are independent under NYSE listing standards and SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.sbic.com. The Audit Committee oversees our Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal control over financial reporting and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of SeaBright Insurance Holdings, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of KPMG LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and KPMG LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG LLP, the audited financial statements.

The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence relating to SeaBright Insurance Holdings, Inc.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to stockholder ratification.

The Audit Committee of the Board of Directors

Mural R. Josephson, Chairman
William M. Feldman
George M. Morvis

OTHER MATTERS

Stockholder Proposals and Director Nominations

Stockholder proposals for the 2010 annual meeting must be received at our principal executive offices by December 17, 2009, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2010 annual meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than January 19, 2010 and no later than February 18, 2010.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) your name and address, as they appear on SeaBright’s books, (iii) the class and number of shares of SeaBright common stock which you beneficially own, and (iv) any material interest you may have in such business.

Notice of a nomination must include:

(i) as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of common stock of SeaBright which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii) (A) your name and address, as they appear on SeaBright’s books, (B) the class or series and number of shares of common stock of SeaBright which you own beneficially or of record, (C) a description of all arrangements or understandings between you and each proposed nominee and any other person or persons pursuant to which your nominations are to be made, (D) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice and (E) any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations or proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available in the Investor Relations section of our website at www.sbic.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
SeaBright Insurance Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

SeaBright pays the cost of the annual meeting and the cost of soliciting proxies. In addition to the use of mail, our directors, officers and employees may solicit proxies by personal conversations, telephone, facsimile or other electronic means. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

2009 Annual Meeting Proxy Card

  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - John G. Pasqualetto	☐	☐	02 - Peter Y. Chung	☐	☐	03 - Joseph A. Edwards	☐	☐

04 - William M. Feldman	☐	☐	05 - Mural R. Josephson	☐	☐	06 - George M. Morvis	☐	☐

07 - Michael D. Rice	☐	☐

		For	Against	Abstain

2.	Ratification of the Audit Committee’s appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

If other matters are properly presented, the persons named as proxies will vote in accordance with their judgement with respect to those matters.
Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

2009 Proxy — SEABRIGHT INSURANCE HOLDINGS, INC.

1501 4th Avenue, Suite 2600, Seattle, WA 98101
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Stockholders, Tuesday, May 19, 2009
The undersigned hereby appoints John G. Pasqualetto, Robert P. Cuthbert and D. Drue Wax, and each or any of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of SeaBright Insurance Holdings, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SeaBright Insurance Holdings, Inc. to be held at 9:00 A.M., Pacific Time on Tuesday, May 19, 2009 in the Alki Room on the 3rd Floor of the Century Square Building located at 1501 4th Avenue, Seattle, WA 98101 and at any and all adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other businessas may properly come before the meeting or any adjournment thereof.
A majority of said proxies or substitutes who shall be present at the meeting may exercise all powers hereunder. All proxies will be voted as specified. If no specification is made, the proxy will be voted FOR Proposals 1 and 2.
(Continued and to be voted, signed and dated on reverse side.)